345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

September 30, 2010

China MediaExpress Holdings, Inc.
Room 2805, Central Plaza,
Wanchai Hong Kong

Ladies and Gentlemen:

We have acted as special counsel to China MediaExpress Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the resale from time to time by Maxim Partners LLC, HCFP/Brenner Securities LLC and Eric Gier, among the other selling securityholders named therein, of an aggregate of 174,473 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”).

In that connection, we have reviewed such matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.  Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the following opinions we have not examined the law of any jurisdiction other than the State of Delaware (our review of Delaware law being limited to Delaware’s General Corporation Law (“DGCL”)).  Accordingly, the opinions we express herein are limited to matters involving the DGCL.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

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